Exhibit 99.1

Mirant Reports Results for Second Quarter 2006

News Release

Media contact:

Corry Leigh, 678 579 3111
corry.leigh @mirant.com

Investor Relations contacts:
Mary Ann Arico, 678 579 7553
maryann.arico@mirant.com

Sarah Stashak, 678 579 6940
sarah.stashak@mirant.com

Stockholder inquiries:
678 579 7777

August 9, 2006

Mirant Reports Results for Second Quarter 2006 and Announces Plan to Sell Various U.S. Gas Assets

•                  Net Income of $99 million versus a net loss of $10 million for the second quarter of 2005

•                  Adjusted EBITDA of $255 million versus $119 million for the second quarter of 2005

•                  Ended the quarter with $1.8 billion in cash and cash equivalents and total available liquidity of $2.13 billion

•                  Announced auction process to sell various U.S. gas fired assets

ATLANTA – Mirant Corporation (NYSE: MIR) today reported net income of $99 million for the quarter ended June 30, 2006, as compared to a net loss of $10 million for the same period in 2005. For the first six months of 2006, Mirant reported net income of $566 million, compared to $1 million for the first six months of 2005. Earnings per share for the quarter ended June 30, 2006, were $0.32 per diluted share and for the first six months of 2006 were $1.84 per diluted share.

Excluding unrealized mark-to-market gains of $108 million, a $72 million write off of a deferred tax asset related to the Philippines business, and other non-recurring charges, Mirant reported adjusted net income for the second quarter of 2006 of $68 million, resulting in adjusted earnings per diluted share of $0.22. Adjusted net income for

1

the first six months of 2006 was $210 million, resulting in adjusted earnings per diluted share of $0.68.

Adjusted EBITDA for the quarter was $255 million, compared to $119 million for the same period in 2005. For the first six months of 2006, adjusted EBITDA was $595 million, compared to $288 million for the same period in 2005. The period over period increases for the quarter and the first half of the year resulted primarily from the strong performance of the U.S. business.

“Our U.S. business performed well during the quarter and the first half of 2006. This performance is due primarily to hedges entered into in earlier periods, which protected Mirant from lower market prices during the first half of the year resulting from milder than normal weather in many parts of the country and a significant drop in natural gas prices,” said Edward R. Muller, chairman and chief executive officer. “The company’s hedging strategy continues to be effective in helping to produce predictable financial results.”

Net cash provided by operating activities during the second quarter was $132 million.  Adjusting for bankruptcy payments during the period, net cash provided by operating activities was $643 million in the first six months of 2006.

As of June 30, 2006, the company had cash and cash equivalents of $1.8 billion, total available liquidity of $2.13 billion, and total outstanding debt of $4.5 billion.

Asset Sales

Today Mirant announced an auction process to sell various U.S. intermediate and peaking gas fired assets. The U.S. assets to be sold are the following intermediate and peaking gas fired plants: Zeeland (837 MW), West Georgia (605 MW), Shady Hills (468 MW), Sugar Creek (535 MW), Bosque (532 MW) and Apex (527 MW), representing a total of 3,504 MW. In 2005, on a pro-forma basis, these assets contributed $77 million in adjusted EBITDA. For the first six months of 2006, on a pro-forma basis, these assets contributed $25 million in adjusted EBITDA. Initial estimates indicate that an impairment loss will need to be recorded in the third quarter of 2006 to reduce the carrying value of these assets to fair value. While the amount of the impairment loss has not yet been determined, the company currently estimates the total impairment loss for the six plants will range from $500 to $700 million.  JPMorgan will serve as financial advisor for the sale of these U.S. assets.

The decision announced today is in addition to the one announced on July 11, 2006, to commence auction processes to sell Mirant’s international businesses in the Philippines (2,203 MW) and the Caribbean (1,050 MW). In 2005, on a pro-forma basis, the Philippines and Caribbean businesses contributed $371 million and $155 million in adjusted EBITDA, respectively. For the first six months of 2006, on a pro-forma basis, the Philippines and Caribbean businesses contributed $206 million and $92 million in adjusted EBITDA, respectively.

Certain of the sales will be subject to regulatory and other approvals and consents. The planned sales will result in these businesses and assets being reported as discontinued operations beginning in the third quarter of 2006.  The sales are expected to close by mid-2007.

Asset Sale Proceeds and Continuing Business

The continuing business of Mirant will consist of 10,657 MW that are well positioned in key U.S. markets in the Mid-Atlantic, the Northeast and California.

As previously announced, Mirant plans to continue returning cash to its shareholders upon completion of the planned sales. The amount of cash returned will be determined based on the outlook for the continuing business (1) to preserve the credit profile of the continuing business, (2) to maintain adequate liquidity for expected cash requirements including, among other things, capital expenditures for the continuing business, and (3) to retain sufficient working capital to manage fluctuations in commodity prices. Proceeds from the sales of the Zeeland and Bosque plants will be utilized pursuant to the covenants contained in the Mirant North America debt instruments.

Guidance

Mirant provided adjusted EBITDA guidance for 2006 of $1.282 billion which is comprised of $645 million for the continuing business and $637 million for the assets and businesses to be sold. For 2007, Mirant provided adjusted EBITDA guidance of $1.585 billion which is comprised of $924 million for the continuing business and $661 million for the assets and businesses to be sold. The guidance provided for 2007 includes the adjusted EBITDA for the full year of the businesses and assets to be sold, even though the sales are expected to close by mid-2007. The actual financial results for 2007 will depend on the closing dates of the sales of those businesses and assets.

Earnings Call

Mirant is hosting an earnings call today to discuss its second quarter 2006 financial results and outline business priorities. The call will be held from 9:00 a.m. to 10:00 a.m. EDT. The conference call can be accessed via the investor relations section of the company’s website at www.mirant.com or analysts are invited to listen to the call by dialing 800.811.7286 (International 913.981.4902) and entering pass code 7976945.

Presentation slides for the analyst call have been posted to the company’s website. The presentation may include certain non-GAAP financial measures as defined under SEC rules. In such event, a reconciliation of those measures to the most directly comparable GAAP measures will also be available via the investor relations section of the company’s website at www.mirant.com.

A recording of the event will be available for playback on the company’s website beginning today at 12 p.m. EDT. A replay also will be available by dialing 888.203.1112 (International 719.457.0820) and entering the pass code 7976945.

Mirant is a competitive energy company that produces and sells electricity in the United States, the Caribbean, and the Philippines. Mirant owns or leases approximately 17,310 megawatts of electric generating capacity globally. The company operates an asset management and energy marketing organization from its headquarters in Atlanta. For more information, please visit www.mirant.com.

Regulation G Reconciliations

As Reported Adjusted Net Income and Adjusted EBITDA

Quarter Ending June 30, 2006

(in millions)

		EPS(1)
Net income	$99	$0.32
Mark-to-market gains	(108)	(0.35)
Gain on sales of assets, net	(6)	(0.02)
Bankruptcy charges and pre-petition dispute	11	0.04
Write-off of Philippines deferred tax asset	72	0.23
Adjusted net income	$68	$0.22

Provision for income taxes	42
Interest, net	66
Depreciation and amortization	79
Adjusted EBITDA	$255

(1) Total diluted shares: 308 million

Adjusted net income and adjusted EBITDA are non-GAAP financial measures. Management and some members of the investment community utilize adjusted net income and adjusted EBITDA to measure financial performance on an ongoing basis. These measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. In evaluating these adjusted measures, the reader should be aware that in the future Mirant may incur expenses similar to the adjustments set forth above.

As Reported Adjusted Net Income and Adjusted EBITDA

Year to Date June 30, 2006

(in millions)

		EPS(1)
Net income	$566	$1.84
Mark-to-market gains	(406)	(1.32)
Gain on sales of assets, net	(46)	(0.15)
Impairment losses on minority owned affiliates	7	0.02
Bankruptcy charges and pre-petition dispute	17	0.06
Write-off of Philippines deferred tax asset	72	0.23
Adjusted net income	$210	$0.68

Provision for income taxes	89
Interest, net	142
Depreciation and amortization	154
Adjusted EBITDA	$595

(1) Total diluted shares: 308 million

Adjusted net income and adjusted EBITDA are non-GAAP financial measures. Management and some members of the investment community utilize adjusted net income and adjusted EBITDA to measure financial performance on an ongoing basis. These measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. In evaluating these adjusted measures, the reader should be aware that in the future Mirant may incur expenses similar to the adjustments set forth above.

As Reported Adjusted Net Loss and Adjusted EBITDA

Quarter Ending June 30, 2005

(in millions)

Net loss	$(10)
Mark-to-market gains	(81)
Loss on sales of assets, net	28
Other impairment losses and restructuring	8
Other, net	6
Reorganization items, net	33
Discontinued operations	1
Adjusted net loss	$(15)

Provision for income taxes	35
Interest, net	25
Amortization of transition power agreements	(2)
Depreciation and amortization	76
Adjusted EBITDA	$119

Adjusted net loss and adjusted EBITDA are non-GAAP financial measures. Management and some members of the investment community utilize adjusted net loss and adjusted EBITDA to measure financial performance on an ongoing basis. These measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. In evaluating these adjusted measures, the reader should be aware that in the future Mirant may incur expenses similar to the adjustments set forth above.

As Reported Adjusted Net Income and Adjusted EBITDA

Year to Date June 30, 2005

(in millions)

Net income	$1
Mark-to-market gains	(70)
Loss on sales of assets, net	25
Gain on sale of investments	(1)
Other impairment losses and restructuring	10
Other, net	7
Reorganization items, net	94
Discontinued operations	(2)
Adjusted net income	$64

Provision for income taxes	32
Interest, net	51
Amortization of transition power agreements	(12)
Depreciation and amortization	153
Adjusted EBITDA	$288

Adjusted net income and adjusted EBITDA are non-GAAP financial measures. Management and some members of the investment community utilize adjusted net income and adjusted EBITDA to measure financial performance on an ongoing basis. These measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. In evaluating these adjusted measures, the reader should be aware that in the future Mirant may incur expenses similar to the adjustments set forth above.

As Reported Adjusted Net Cash Provided by Operating Activities

(in millions)

	3 Months Ended	6 Months Ended
	June 30, 2006	June 30, 2006
Net cash provided by (used in) operating activities	$132	$(114)
Bankruptcy payments	11	757
Adjusted net cash provided by operating activities	$143	$643

Adjusted net cash provided by operating activities is a non-GAAP financial measure. Management and some members of the investment community utilize adjusted net cash provided by operating activities to measure financial performance on an ongoing basis. This measure is not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance.

Cash and Cash Equivalents to Liquidity

At June 30, 2006

(in millions)

Cash and cash equivalents	$1,796

Less reserved cash required for operating, working capital or other purposes or restricted by the subsidiaries’ debt agreements	(482)

Available under credit facilities	818
Total available liquidity	$2,132

Liquidity is a non-GAAP financial measure. Management and some members of the investment community utilize liquidity to measure financial performance on an ongoing basis. This measure is not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance.

Pro Forma Adjusted Net Income and Adjusted EBITDA

Year to Date June 30, 2006

(in millions)

	Businesses and Assets to be Sold				U.S.
	U.S. Assets to be sold	Philippines	Caribbean	Sub Total	Business to be Retained	Total
Net income (loss)	$(8)	$(1)	$15	$6	$560	$566
Pro forma adjustments (1)	12	10	11	33	(33)	—
Pro forma net income	$4	$9	$26	$39	$527	$566
Mark-to-market gains	(4)	—	—	(4)	(402)	(406)
Loss (gain) on sales of assets, net	—	2	—	2	(48)	(46)
Impairment losses on minority owned affiliates	—	7	—	7	—	7
Bankruptcy charges and pre-petition dispute	—	—	—	—	17	17
Write-off of Philippines deferred tax asset	—	72	—	72	—	72
Adjusted net income	$—	$90	$26	$116	$94	$210

Provision for income taxes	—	76	11	87	2	89
Interest, net	4	1	30	35	107	142
Depreciation and amortization	21	39	25	85	69	154
Adjusted EBITDA	$25	$206	$92	$323	$272	$595

Adjusted net income and adjusted EBITDA are non-GAAP financial measures. Management and some members of the investment community utilize adjusted net income and adjusted EBITDA to measure financial performance on an ongoing basis. These measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. In evaluating these adjusted measures, the reader should be aware that in the future Mirant may incur expenses similar to the adjustments set forth above.

(1) Pro-forma adjustments represent the reclassification of corporate overhead expenses that will occur when the assets and businesses to be sold are reclassified to discontinued operations.

Pro Forma Adjusted Net Income & Adjusted EBITDA

Year-end December 31, 2005

(in millions)

	Businesses and Assets to be Sold
	U.S.				Business to
	Assets to			Sub	be
	be Sold	Philippines	Caribbean	Total	Retained	Total

Net income (loss)	$(99)	$98	$46	$45	$(1,352)	$(1,307)
Pro forma adjustments (1)	29	19	14	62	(62)	0
Pro forma net income (loss)	$(70)	$117	$60	$107	$(1,414)	$(1,307)
Mark-to-market losses	—	—	—	—	17	17
Other impairment loss and restructuring				—	23	23
Loss (gain) on sales of assets, net	—	(1)	—	(1)	8	7
Gain on sale of investments, net	—			—	(45)	(45)
Impairment losses on minority owned affiliates	—	23		23	—	23
Other, net	—	1	(6)	(5)	64	59
Reorganization items, net	90	—	—	90	(18)	72
Income from discontinued operations, net	—	—	—	—	20	20
Cumulative effect of a change in accounting principle	—			—	16	16
Adjusted net income (loss)	$20	$140	$54	$214	$(1,329)	$(1,115)
Provision (benefit) for income taxes	—	131	6	137	(14)	123
Interest, net	12	21	52	85	1,395	1,480
Amortization of transition power agreements	(5)	—	—	(5)	(9)	(14)
Depreciation and amortization	50	79	43	172	135	307
Adjusted EBITDA	$77	$371	$155	$603	$178	$781

Adjusted net income and adjusted EBITDA are non-GAAP financial measures. Management and some members of the investment community utilize adjusted net income and adjusted EBITDA to measure financial performance on an ongoing basis. These measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. In evaluating these adjusted measures, the reader should be aware that in the future Mirant may incur expenses similar to the adjustments set forth above.

(1) Pro-forma adjustments represent the reclassification of corporate overhead expenses that will occur when the assets and businesses to be sold are reclassified to discontinued operations.

Pro Forma Adjusted EBITDA Guidance to Cash Flow from Operations

For the years ending December 31, 2006 and 2007

(in millions)

	Year Ending			Year Ending
	December 31, 2006			December 31, 2007
	Continuing			Continuing
	Business	Discontinued	Consolidated	Business	Discontinued	Consolidated
Adjusted EBITDA	$645	$637	$1,282	$924	$661	$1,585
Interest payments, net	(203)	(98)	(301)	(221)	(109)	(330)
Income tax paid	0	(237)	(237)	(10)	(163)	(173)
Working capital changes	479	2	481	119	(37)	82
Adjusted cash flow from operations	$921	$304	$1,225	$812	$352	$1,164
Cash payments under plan of reorganization	(998)		(998)
Cash flow from operations	$(77)	$304	$227	$812	$352	$1,164

Adjusted EBITDA and adjusted cash flow from operations are non-GAAP financial measures. Management and some members of the investment community utilize adjusted EBITDA and adjusted cash flow from operations to measure financial performance on an ongoing basis. These measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance.

Cautionary Language Regarding Forward-Looking Statements

Some of the statements included herein involve forward-looking information.  Mirant cautions that these statements involve known and unknown risks and that there can be no assurance that such results will occur.  There are various important factors that could cause actual results to differ materially from those indicated in the forward-looking statements, such as, but not limited to, legislative and regulatory initiatives regarding deregulation, regulation or restructuring of the electric utility industry; changes in state, federal and other regulations (including rate regulations); changes in, or changes in the application of, environmental and other laws and regulations to which Mirant and its subsidiaries and affiliates are or could become subject; the failure of Mirant’s assets to perform as expected; Mirant’s pursuit of potential business strategies, including the acquisition of additional assets or the disposition or alternative utilization of existing assets; changes in market conditions, including developments in energy and commodity supply, demand, volume and pricing or the extent and timing of the entry of additional competition in the markets of Mirant’s subsidiaries and affiliates; increased margin requirements, market volatility or other market conditions that could increase Mirant’s obligations to post collateral beyond amounts which are expected; Mirant’s inability to access effectively the over-the-counter and exchange-based commodity markets or changes in commodity market liquidity or other commodity market conditions, which may affect Mirant’s ability to engage in asset hedging and optimization activities as expected; our inability to enter into intermediate and long-term contracts to sell power and procure fuel, including its transportation, on terms and prices acceptable to us; weather and other natural phenomena, including hurricanes and earthquakes; war, terrorist activities or the occurrence of a catastrophic loss; environmental regulations that restrict Mirant’s ability to operate its business; deterioration in the financial condition of Mirant’s customers or counterparties and the resulting failure to pay amounts owed to Mirant or to perform obligations or services due to Mirant; the disposition of the pending litigation described in Mirant’s Form 10-K for the year ended December 31, 2005 and Form 10-Q for the quarter ended June 30, 2006 filed with the Securities and Exchange Commission; political factors that affect Mirant’s international operations, such as political instability, local security concerns, tax increases, expropriation of property, cancellation of contract rights and environmental regulations; the inability of Mirant’s operating subsidiaries to generate sufficient cash flow and Mirant’s inability to access that cash flow to enable Mirant to make debt service and other payments; the resolution of claims and obligations that were not resolved during the Chapter 11 process that may have a material adverse effect on Mirant’s results of operations and other factors discussed in Mirant’s Form 10-K for the year ended December 31, 2005 and its Form 10-Q for the quarter ended June 30, 2006.

Mirant undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  The Adjusted EBITDA guidance is an estimate as of today’s date, August 9, 2006, and is based on assumptions believed to be reasonable as of such date.  Mirant expressly disclaims any current intention to update such guidance.  The foregoing review of factors that could cause Mirant’s actual results to differ materially from those contemplated in the forward looking statements included in this news release should be considered in connection with information regarding risks and uncertainties that may affect Mirant’s future results included in Mirant’s filings with the Securities and Exchange Commission at www.sec.gov.